Exhibit 2

Exhibit 2

2012

FOURTH QUARTER RESULTS

Stock Listing Information

NYSE (ADS) Ticker: CX

Mexican Stock Exchange Ticker: CEMEXCPO Ratio of CEMEXCPO to CX =  10:1

Investor Relations

In the United States: + 1 877 7CX NYSE In Mexico: + 52 (81) 8888 4292

EMail: ir@cemex.com

OPERATING AND FINANCIAL HIGHLIGHTS

	January - December				Fourth Quarter			
	2012	2011	% Var.	l-t-l % Var.*	2012	2011	% Var.	l-t-l % Var.*
Consolidated cement volume (thousand of metric tons)	65,841	66,812	(1%)		15,764	16,328	(3%)	
Consolidated ready-mix volume (thousand of cubic meters)	54,931	54,940	(0%)		13,732	13,991	(2%)	
Consolidated aggregates volume (thousand of metric tons)	159,385	159,987	(0%)		40,511	39,008	4%	
Net sales	14,984	15,215	(2%)	1%	3,709	3,709	0%	(1%)
Gross profit	4,435	4,305	3%	6%	1,135	1,019	11%	9%
Gross profit margin	29.6%	28.3%	1.3pp		30.6%	27.5%	3.1pp	
Operating earnings before other expenses, net	1,308	967	35%	43%	285	227	26%	19%
Operating earnings before other expenses, net margin	8.7%	6.4%	2.3pp		7.7%	6.1%	1.6pp	
Consolidated net income (loss)	(853)	(1,984)	57%		(450)	(761)	41%	
Controlling interest net income (loss)	(904)	(1,986)	55%		(489)	(761)	36%	
Operating EBITDA	2,615	2,372	10%	14%	611	540	13%	10%
Operating EBITDA margin	17.5%	15.6%	1.9pp		16.5%	14.5%	2.0pp	
Free cash flow after maintenance capital expenditures	169	191	(11%)		228	379	(40%)	
Free cash flow	(8)	42	N/A		143	312	(54%)	
Net debt plus perpetual notes	15,674	16,830	(7%)		15,674	16,830	(7%)	
Total debt	16,171	17,048	(5%)		16,171	17,048	(5%)	
Total debt plus perpetual notes	16,644	17,986	(7%)		16,644	17,986	(7%)	
Earnings (loss) per ADS	(0.80)	(1.78)	55%		(0.43)	(0.68)	37%	
Fully diluted earnings per ADS	(0.80)	(1.78)	55%		(0.43)	(0.68)	37%	
Average ADSs outstanding	1,117.0	1,108.5	1%		1,123.9	1,110.8	1%	
Employees	43,905	44,104	(0%)		43,905	44,104	(0%)	

In millions of US dollars, except percentages, employees, and per-ADS amounts. Average ADSs outstanding are presented in millions. Please refer to page 8 for end-of quarter CPO-equivalent units outstanding.

*Like-to-like ("l-t-l") percentage variations adjusted for investments/divestments and currency fluctuations.

[1] For 2012 and 2011, the effects on the denominator and numerator of potential dilutive shares generate anti-dilution; therefore, there is no change between the reported basic and diluted loss per share.

Consolidated net sales in the fourth quarter of 2012 remained flat to US$3,709 million compared with the fourth quarter of 2011, or a decrease of 1% on a like-to-like basis for the ongoing operations and for foreign exchange fluctuations. The like-to-like decrease in consolidated net sales was due to lower volumes in Northern Europe and Mediterranean operations partially offset by higher prices in local currency terms in all our regions.

Cost of sales as a percentage of net sales decreased by 3.1pp during the fourth quarter of 2012 compared to the same period last year. The decrease was mainly the result of savings from our cost reduction initiatives and lower fuel costs. **Selling, general and administrative (SG&A)** expenses as a percentage of net sales increased by 1.5pp during the fourth quarter of 2012 compared with the same period last year, from 21.4% to 22.9%. The increase in SG&A expenses during the quarter was due to an increase in variable compensation expenses as well as higher distribution expenses due to increased volumes in the U.S. and the South, Central America and the Caribbean region.

Operating EBITDA increased by 13% to US$611 million during the fourth quarter of 2012 compared with the same period last year. The increase was due to higher contributions from the U.S., and the South, Central America and the Caribbean, and Asia regions. On a like-to-like basis for the ongoing operations and adjusting for foreign-exchange fluctuations, operating EBITDA increased by 10% in the fourth quarter of 2012 compared with the same period last year. **Operating EBITDA margin** increased by 2.0pp from 14.5% in the fourth quarter of 2011 to 16.5% this quarter, mainly as a result of higher prices in local currency terms in all our regions, partially mitigated by lower volumes in Northern Europe and the Mediterranean operations.

Other expenses, net, for the quarter were US$231 million, which mainly included severance payments, impairments of fixed assets and goodwill and a loss in sales of fixed assets.

Gain (loss) on financial instruments for the quarter was a loss of US$18 million, resulting mainly from options embedded in our convertible securities.

Controlling interest net income (loss) was a loss of US$489 million in the fourth quarter of 2012 versus a loss of US$761 million in the same quarter of 2011. The smaller quarterly loss primarily reflects higher operating earnings before other expenses, net, an exchange gain and lower income taxes, partially offset by higher financial expenses and other income and expenses, net.

Total debt plus perpetual notes decreased by US$1,007 million during the quarter.

2012 Fourth Quarter Results Page 2

OPERATING RESULTS

Mexico

	January - December				Fourth Quarter			
	2012	2011	% Var.	l-t-l % Var.*	2012	2011	% Var.	l-t-l % Var.*
Net sales	3,377	3,474	(3%)	2%	832	818	2%	(3%)
Operating EBITDA	1,208	1,207	0%	5%	297	309	(4%)	(9%)
Operating EBITDA margin	35.8%	34.8%	1.0pp		35.7%	37.8%	(2.1pp)	

In millions of US dollars, except percentages.

	Domestic gray cement		Ready-mix		Aggregates	
Year-over-year percentage variation	January - December	Fourth Quarter	January - December	Fourth Quarter	January - December	Fourth Quarter
Volume	(1%)	(4%)	(2%)	3%	2%	12%
Price (USD)	(3%)	8%	(1%)	7%	(3%)	9%
Price (local currency)	3%	2%	5%	2%	3%	3%

Our Mexican operations' domestic gray cement volumes decreased by 4% during the quarter versus the same period last year, while ready-mix volumes increased by 3% during the same period. For the full year, domestic gray cement and ready-mix volumes decreased by 1% and 2%, respectively, versus the full year 2011.

Homebuilders continued facing working-capital financing constraints and high levels of inventories which translated into weak cement volumes in the formal residential sector. A decline in remittances moderated the activity in the informal residential sector. Private consumption and manufacturing activity were the main drivers in the industrial and commercial sector. In addition, volumes for our products during the quarter were affected by 1 less working day.

United States

	January - December				Fourth Quarter			
	2012	2011	% Var.	l-t-l % Var.*	2012	2011	% Var.	l-t-l % Var.*
Net sales	3,062	2,616	17%	14%	756	682	11%	11%
Operating EBITDA	43	(89)	N/A	N/A	13	(16)	N/A	N/A
Operating EBITDA margin	1.4%	(3.4%)	4.8pp		1.7%	(2.3%)	4.0pp	

In millions of US dollars, except percentages.

	Domestic gray cement		Ready-mix		Aggregates	
Year-over-year percentage variation	January - December	Fourth Quarter	January - December	Fourth Quarter	January - December	Fourth Quarter
Volume	14%	9%	20%	10%	13%	20%
Price (USD)	1%	3%	4%	6%	(0%)	(3%)
Price (local currency)	1%	3%	4%	6%	(0%)	(3%)

Domestic gray cement, ready-mix and aggregates volumes for CEMEX's operations in the United States increased by 9%, 10% and 20%, respectively, during the fourth quarter of 2012 versus the same period last year. For the full year, domestic gray cement, ready-mix and aggregates increased by 14%, 20% and 13%, respectively, versus the full year 2011. On a like-to-like basis for the ongoing operations, ready-mix and aggregates volumes increased by 14% and by 12%, respectively, for the full year versus the full year 2011. Sales volumes for the quarter reflect improved demand in most of our markets. Record high affordability, low interest rates and a return to low levels of inventories led to higher activity in the residential sector which continued to gain momentum during the quarter. The industrial-and-commercial sector showed a strong performance while demand from infrastructure improved marginally.

2012 Fourth Quarter Results Page 3

OPERATING RESULTS

Northern Europe

	January - December				Fourth Quarter			
	2012	2011	% Var.	l-t-l % Var.*	2012	2011	% Var.	l-t-l % Var.*
Net sales	4,100	4,728	(13%)	(8%)	1,014	1,099	(8%)	(7%)
Operating EBITDA	404	413	(2%)	4%	80	81	(2%)	(0%)
Operating EBITDA margin	9.9%	8.7%	1.2pp		7.9%	7.4%	0.5pp	

In millions of US dollars, except percentages.

Year-over-year percentage variation	Domestic gray cement		Ready-mix		Aggregates	
	January - December	Fourth Quarter	January - December	Fourth Quarter	January - December	Fourth Quarter
Volume	(13%)	(13%)	(8%)	(7%)	(6%)	(3%)
Price (USD)	(5%)	1%	(5%)	(1%)	(4%)	(0%)
Price (local currency)	2%	1%	2%	2%	2%	2%

Our domestic gray cement volumes in the Northern Europe region decreased by 13% during the fourth quarter of 2012 and decreased by 13% for the full year versus the full year 2011.

In the United Kingdom, during the quarter and on a year-over-year basis, volumes for domestic gray cement, ready-mix and aggregates decreased by 2%, 3% and 4%, respectively. For the full year our domestic gray cement volumes, ready-mix and aggregates declined by 7%, 12% and 11%, respectively, versus the comparable period in the previous year. The economic recession and cuts in public spending resulted in lower construction levels during the quarter. Tight credit conditions restricted the activity in the residential sector. The performance of the industrial-and-commercial sector remained weak.

In our operations in France, domestic ready-mix volumes decreased by 8% and our aggregates volumes remained flat during the fourth quarter of 2012 versus the comparable period last year. For the full year, ready-mix volumes and aggregates declined by 5% and 3%, respectively, versus the same period last year. Construction activity during the quarter reflected the economic slowdown. The decline in the residential sector was mainly attributable to the elimination of tax incentives and tight credit availability. Despite deteriorated market conditions, the residential sector continued to be the main driver of consumption.

In Germany, our domestic gray cement volumes remained flat during the fourth quarter and decreased by 10% for the full year versus the same period last year. A slowdown in the economic environment affected our volumes during the quarter. Demand for building materials during 2012 was driven by the residential sector which maintained its favorable momentum with low mortgage rates and low levels of unemployment. Bottlenecks in the construction industry and adverse weather conditions continued to restrict construction work and increase the backlog of projects.

Domestic gray cement volumes of our operations in Poland decreased by 27% during the quarter and declined by 15% for the full year versus the comparable periods in 2011. Construction activity for the quarter was affected by harsh weather conditions and the deterioration of the economy with low levels of investment and consumption. The financial constraints faced by construction companies and the high base of consumption in 2011 explained the weak performance of the infrastructure sector. The residential sector also showed a slowdown during the quarter.

2012 Fourth Quarter Results Page 4

OPERATING RESULTS

Mediterranean

	January - December				Fourth Quarter			
	2012	2011	% Var.	l-t-l % Var.*	2012	2011	% Var.	l-t-l % Var.*
Net sales	1,457	1,719	(15%)	(10%)	354	384	(8%)	(6%)
Operating EBITDA	375	438	(14%)	(10%)	82	94	(12%)	(9%)
Operating EBITDA margin	25.7%	25.5%	0.2pp		23.3%	24.3%	(1.0pp)	

In millions of US dollars, except percentages.

Year-over-year percentage variation	Domestic gray cement		Ready-mix		Aggregates	
	January - December	Fourth Quarter	January - December	Fourth Quarter	January - December	Fourth Quarter
Volume	(19%)	(14%)	(9%)	(1%)	(15%)	(10%)
Price (USD)	(6%)	(1%)	(3%)	1%	(4%)	4%
Price (local currency)	(1%)	2%	4%	3%	4%	7%

Our domestic gray cement volumes in the Mediterranean region decreased by 14% during the fourth quarter and decreased by 19% for the full year versus the same periods in 2011.

Domestic gray cement volumes for our operations in Spain decreased by 30% and our ready-mix volumes declined by 30% on a year-over-year basis during the quarter. For the full year, domestic gray cement and ready-mix volumes decreased by 40% and 43%, respectively, compared to the previous year. The decrease in volumes for building materials during the quarter reflects the adverse economic situation. The performance of the residential sector remained affected by high inventories and limited credit availability. The continued fiscal austerity measures kept infrastructure spending at very low levels.

In Egypt, our domestic gray cement volumes decreased by 9% during the fourth quarter of 2012 and declined by 10% for the full year versus the same period last year. The informal residential sector continued to be the main driver of demand. An effort from developers to complete unfinished projects increased the activity in the residential sector during the quarter. Investments in projects from the infrastructure sector remained on hold.

South, Central America and the Caribbean

	January - December				Fourth Quarter			
	2012	2011	% Var.	l-t-l % Var.*	2012	2011	% Var.	l-t-l % Var.*
Net sales	2,093	1,747	20%	20%	520	449	16%	14%
Operating EBITDA	703	492	43%	42%	159	116	37%	32%
Operating EBITDA margin	33.6%	28.2%	5.4pp		30.6%	25.9%	4.7pp	

In millions of US dollars, except percentages.

Year-over-year percentage variation	Domestic gray cement		Ready-mix		Aggregates	
	January - December	Fourth Quarter	January - December	Fourth Quarter	January - December	Fourth Quarter
Volume	6%	6%	5%	2%	6%	2%
Price (USD)	10%	8%	16%	12%	13%	19%
Price (local currency)	10%	7%	15%	9%	12%	15%

Our domestic gray cement volumes in the region increased by 6% during the fourth quarter of 2012 and increased by 6% for the full year versus the comparable periods last year.

Domestic gray cement volumes for our operations in Colombia increased by 2% during the fourth quarter and increased by 5% for the full year versus the same period last year. Construction activity during the fourth quarter was driven by the infrastructure sector, which benefited from ongoing projects and the initiation of new road projects towards the end of the year. During the same period, the residential sector showed a recovery mainly in the low income housing due to the start of a government program aimed at providing 100,000 homes for free. Higher confidence levels and favorable expectations for new trade agreements resulted in higher investment levels favoring the performance of the industrial and commercial sector primarily in warehouses and commercial buildings.

2012 Fourth Quarter Results Page 5

OPERATING RESULTS

Asia

	January - December				Fourth Quarter			
	2012	2011	% Var.	l-t-l % Var.*	2012	2011	% Var.	l-t-l % Var.*
Net sales	542	505	7%	6%	139	124	12%	8%
Operating EBITDA	99	81	21%	20%	28	18	55%	49%
Operating EBITDA margin	18.2%	16.1%	2.1pp		20.4%	14.8%	5.6pp	

In millions of US dollars, except percentages.

	Domestic gray cement		Ready-mix		Aggregates	
Year-over-year percentage variation	January - December	Fourth Quarter	January - December	Fourth Quarter	January - December	Fourth Quarter
Volume	12%	8%	(18%)	(16%)	(54%)	(53%)
Price (USD)	9%	19%	0%	3%	(9%)	(4%)
Price (local currency)	8%	14%	0%	1%	(8%)	(7%)

Our domestic gray cement volumes in the region increased by 8% during the fourth quarter and increased by 12% for the full year versus the same period last year.

In the Philippines, our domestic gray cement volumes increased by 13% during the fourth quarter of 2012 and increased by 15% for the full year versus the comparable periods of last year. Volumes for the quarter benefited from the increase in public and private spending activities. Stable levels of inflation and mortgage rates as well as healthy remittances inflows during the quarter also contributed to the growth in the residential sector. The industrial-and-commercial sector continued with its positive trend during the same period.

2012 Fourth Quarter Results Page 6

OPERATING EBITDA, FREE CASH FLOW AND DEBT-RELATED INFORMATION

Operating EBITDA and free cash flow

	January - December			Fourth Quarter		
	2012	2011	% Var	2012	2011	% Var
Operating earnings before other expenses, net	1,308	967	35%	285	227	26%
+ Depreciation and operating amortization	1,307	1,405		325	313	
Operating EBITDA	2,615	2,372	10%	611	540	13%
- Net financial expense	1,388	1,339		362	337	
- Maintenance capital expenditures	431	336		214	166	
- Change in working capital	211	174		(309)	(408)	
- Taxes paid	393	287		95	113	
- Other cash items (net)	23	45		21	(47)	
Free cash flow after maintenance capital expenditures	169	191	(11%)	228	379	(40%)
- Strategic capital expenditures	178	149		85	67	
Free cash flow	(8)	42	N/A	143	312	(54%)

In millions of US dollars, except percentages.

The free cash flow during the quarter plus the proceeds received from CLH in connection with their initial share offering were used to pay debt and to replenish our cash balance.

Our debt during the quarter reflects a negative foreign-exchange conversion effect of US$65 million.

Information on Debt and Perpetual Notes

	Fourth Quarter			Third Quarter
	2012	2011	% Var	2012
Total debt [1]	16,171	17,048	(5%)	17,180
Short-term	1%	2%		1%
Long-term	99%	98%		99%
Perpetual notes	473	938	(50%)	471
Cash and cash equivalents	971	1,155	(16%)	785
Net debt plus perpetual notes	15,674	16,830	(7%)	16,866
Consolidated funded debt [2]/EBITDA [3]	5.44			5.98
Interest coverage [3][4]	2.10			2.03

In millions of US dollars, except percentages and ratios.

	Fourth Quarter	
	2012	2011
Currency denomination		
US dollar	83%	78%
Euro	15%	19%
Mexican peso	2%	3%
Other	0%	0%
Interest rate		
Fixed	69%	56%
Variable	31%	44%

(1) Includes convertible notes and capital leases, in accordance with International Financial Reporting Standards (IFRS).
(2) Consolidated funded debt as of December 31, 2012 was US$14,195 million, in accordance with our contractual obligations under the Facilities Agreement.
(3) EBITDA calculated in accordance with IFRS.
(4) Interest expense calculated in accordance with our contractual obligations under the Facilities Agreement.

2012 Fourth Quarter Results Page 7

EQUITY-RELATED AND DERIVATIVE INSTRUMENTS INFORMATION

CEMEX

Equity-related information

One CEMEX ADS represents ten CEMEX CPOs. The following amounts are expressed in CPO terms.

Beginning-of-quarter CPO-equivalent units outstanding	10,917,209,744
Stock-based compensation	909,535
End-of-quarter CPO-equivalent units outstanding	10,918,119,279

Outstanding units equal total CPOs issued by CEMEX less CPOs held in subsidiaries.
CEMEX has outstanding mandatory convertible notes which, upon conversion, will increase the number of CPOs outstanding by approximately 194 million, subject to antidilution adjustments.

Employee long-term compensation plans

As of December 31, 2012, executives had outstanding options on a total of 11,600,189 CPOs, with a weighted-average strike price of approximately US$1.40 per CPO (equivalent to US$14.02 per ADS). Starting in 2005, CEMEX began offering executives a restricted stock-ownership program. As of December 31, 2012, our executives held 30,921,769 restricted CPOs, representing 0.3% of our total CPOs outstanding as of such date.

Derivative instruments

The following table shows the notional amount for each type of derivative instrument and the aggregate fair market value for all of CEMEX's derivative instruments as of the last day of each quarter presented.

	Fourth Quarter		Third Quarter
	2012	2011	2012
Notional amounts of equity related derivatives (1) (2)	2,775	2,794	2,774
Estimated aggregate fair market value (1) (3) (4)	(138)	12	(57)

In millions of US dollars.

The estimated aggregate fair market value represents the approximate settlement result as of the valuation date, based upon quoted market prices and estimated settlement costs, which fluctuate over time. Fair market values and notional amounts do not represent amounts of cash currently exchanged between the parties; cash amounts will be determined upon termination of the contracts considering the notional amounts and quoted market prices as well as other derivative items as of the settlement date. Fair market values should not be viewed in isolation, but rather in relation to the fair market values of the underlying hedge transactions and the overall reduction in CEMEX's exposure to the risks being hedged.

***Note:** Under IFRS, companies are required to recognize all derivative financial instruments on the balance sheet as assets or liabilities, at their estimated fair market value, with changes in such fair market values recorded in the income statement, except when transactions are entered into for cash-flow-hedging purposes, in which case changes in the fair market value of the related derivative instruments are recognized temporarily in equity and then reclassified into earnings as the inverse effects of the underlying hedged items flow through the income statement. As of December 31, 2012, in connection with the fair market value recognition of its derivatives portfolio, CEMEX recognized increases in its assets and liabilities resulting in a net a liability of US$89 million, including a liability of US$365 million corresponding to an equity embedded derivative related to our convertible notes, which according to our debt agreements, is presented net of the assets associated with the derivative instruments. The notional amounts of derivatives substantially match the amounts of underlying assets, liabilities, or equity transactions on which the derivatives are being entered into.*

(1) *Excludes an interest-rate swap related to our long-term energy contracts. As of December 31, 2012, the notional amount of this derivative was US$181 million, with a positive fair market value of approximately US$49 million.*

(2) *Includes a notional amount of US$360 million in connection with a guarantee by CEMEX of a financial transaction entered into by its employees' pension fund trust. As of December 31, 2012, the fair value of this financial guarantee represented a liability of US$58 million, which is net of a collateral deposit of US$76 million.*

(3) *Net of a cash collateral deposited under open positions. Cash collateral was US$91 million as of December 31, 2012.*

(4) *Includes, as required by IFRS, the fair value of conversion call options embedded in CEMEX's convertible notes, representing as of December 31, 2012 and 2011 US$365 million and US$66 million, respectively.*

2012 Fourth Quarter Results Page 8

OPERATING RESULTS

Consolidated Income Statement & Balance Sheet

CEMEX, S.A.B. de C.V. and Subsidiaries
(Thousands of U.S. Dollars, except per ADS amounts)

	January - December				Fourth Quarter			
INCOME STATEMENT	2012	2011	% Var.	like-to-like % Var.*	2012	2011	% Var.	like-to-like % Var.*
Net Sales	14,983,754	15,215,332	(2%)	1%	3,709,291	3,708,636	0%	(1%)
Cost of Sales	(10,548,382)	(10,910,787)	3%		(2,574,452)	(2,689,164)	4%	
Gross Profit	4,435,372	4,304,546	3%	6%	1,134,839	1,019,472	11%	9%
Selling, General and Administrative Expenses	(3,127,406)	(3,337,833)	6%		(849,428)	(792,791)	(7%)	
Operating Earnings before Other Expenses, Net	1,307,966	966,712	35%	43%	285,412	226,681	26%	19%
Other Expenses, Net	(432,872)	(436,616)	1%		(231,086)	(149,233)	(55%)	
Operating Earnings	875,087	530,096	65%		54,319	77,448	(30%)	
Financial Expenses	(1,467,586)	(1,389,153)	(6%)		(388,809)	(353,672)	(10%)	
Financial Income	47,191	39,315	20%		12,878	12,670	2%	
Exchange Gain (loss), Net	86,868	(153,731)	N/A		66,261	(48,151)	N/A	
Gain (loss) on Financial Instruments	13,536	(6,106)	N/A		(18,209)	26,006	N/A	
Total Comprehensive Financing (cost) Income	(1,319,990)	(1,509,675)	13%		(327,880)	(363,147)	10%	
Net Income Before Income Taxes	(444,902)	(979,579)	55%		(273,560)	(285,699)	4%	
Income Tax	(463,668)	(978,159)	53%		(199,318)	(481,163)	59%	
Net Income Before Participation of Uncons. Subs.	(908,570)	(1,957,738)	54%		(472,878)	(766,862)	38%	
Participation in Unconsolidated Subsidiaries	55,358	(26,752)	N/A		22,952	5,590	311%	
Consolidated Net Income (loss)	(853,206)	(1,984,490)	57%		(449,919)	(761,272)	41%	
Non-controlling Interest Net Income (loss)	50,310	1,711	2841%		38,666	(433)	N/A	
CONTROLLING INTEREST NET INCOME (LOSS)	(903,516)	(1,986,201)	55%		(488,585)	(760,839)	36%	
Operating EBITDA	2,614,746	2,371,766	10%	14%	610,817	539,543	13%	10%
Earnings (loss) per ADS	(0.80)	(1.78)	55%		(0.43)	(0.68)	37%	

	As of December 31		
BALANCE SHEET	2012	2011	% Var.
Total Assets	37,258,266	38,800,217	(4%)
Cash and Temporary Investments	971,027	1,155,332	(16%)
Trade Accounts Receivables	1,844,177	1,877,136	(2%)
Other Receivables	485,563	376,648	29%
Inventories	1,282,883	1,264,589	1%
Other Current Assets	344,014	283,166	21%
Current Assets	4,927,665	4,956,870	(1%)
Fixed Assets	16,521,491	16,741,312	(1%)
Other Assets	15,809,110	17,102,035	(8%)
Total Liabilities	25,149,388	26,500,622	(5%)
Current Liabilities	4,186,240	4,622,782	(9%)
Long-Term Liabilities	13,816,289	14,598,711	(5%)
Other Liabilities	7,146,859	7,279,129	(2%)
Consolidated Stockholders' Equity	12,108,880	12,299,595	(2%)
Non-controlling Interest and Perpetual Instruments	1,127,454	1,189,217	(5%)
Stockholders' Equity Attributable to Controlling Interest	10,981,427	11,110,378	(1%)

2012 Fourth Quarter Results Page 9

OPERATING RESULTS

Consolidated Income Statement & Balance Sheet

CEMEX, S.A.B. de C.V. and Subsidiaries
(Thousands of Mexican Pesos in nominal terms, except per ADS amounts)

	January - December			Fourth Quarter		
INCOME STATEMENT	2012	2011	% Var.	2012	2011	% Var.
Net Sales	197,036,359	189,887,346	4%	48,109,508	50,585,791	(5%)
Cost of Sales	(138,711,217)	(136,166,618)	(2%)	(33,390,640)	(36,680,195)	9%
Gross Profit	58,325,142	53,720,728	9%	14,718,867	13,905,596	6%
Selling, General and Administrative Expenses	(41,125,394)	(41,656,161)	1%	(11,017,077)	(10,813,667)	(2%)
Operating Earnings before Other Expenses, Net	17,199,748	12,064,567	43%	3,701,791	3,091,929	20%
Other Expenses, Net	(5,692,262)	(5,448,965)	(4%)	(2,997,185)	(2,035,544)	(47%)
Operating Earnings	11,507,401	6,615,603	74%	704,521	1,056,386	(33%)
Financial Expenses	(19,298,750)	(17,336,626)	(11%)	(5,042,859)	(4,824,083)	(5%)
Financial Income	620,567	490,646	26%	167,024	172,820	(3%)
Exchange Gain (loss), Net	1,142,317	(1,918,568)	N/A	859,404	(656,774)	N/A
Gain (loss) on Financial Instruments	177,998	(76,201)	N/A	(236,166)	354,717	N/A
Total Comprehensive Financing (cost) Income	(17,357,868)	(18,840,749)	8%	(4,252,598)	(4,953,320)	14%
Net Income Before Income Taxes	(5,850,467)	(12,225,146)	52%	(3,548,077)	(3,896,934)	9%
Income Tax	(6,097,231)	(12,207,423)	50%	(2,585,150)	(6,563,066)	61%
Net Income Before Participation of Uncons. Subs.	(11,947,699)	(24,432,569)	51%	(6,133,227)	(10,460,000)	41%
Participation in Unconsolidated Subsidiaries	727,952	(333,870)	N/A	297,691	76,250	290%
Consolidated Net Income (loss)	(11,219,660)	(24,766,440)	55%	(5,835,451)	(10,383,751)	44%
Non-controlling Interest Net Income (loss)	661,581	21,351	2999%	501,501	(5,903)	N/A
CONTROLLING INTEREST NET INCOME (LOSS)	(11,881,241)	(24,787,791)	52%	(6,336,953)	(10,377,848)	39%
Operating EBITDA	34,383,915	29,599,638	16%	7,922,302	7,359,366	8%
Earnings (loss) per ADS	(10.46)	(22.17)	53%	(5.59)	(9.29)	40%

	As of December 31		
BALANCE SHEET	2012	2011	% Var.
Total Assets	478,768,716	541,651,024	(12%)
Cash and Temporary Investments	12,477,703	16,128,431	(23%)
Trade Accounts Receivables	23,697,672	26,204,817	(10%)
Other Receivables	6,239,481	5,258,000	19%
Inventories	16,485,053	17,653,656	(7%)
Other Current Assets	4,420,586	3,953,000	12%
Current Assets	63,320,496	69,197,905	(8%)
Fixed Assets	212,301,154	233,708,710	(9%)
Other Assets	203,147,066	238,744,409	(15%)
Total Liabilities	323,169,638	369,948,683	(13%)
Current Liabilities	53,793,196	64,534,040	(17%)
Long-Term Liabilities	177,539,310	203,798,000	(13%)
Other Liabilities	91,837,132	101,616,643	(10%)
Consolidated Stockholders' Equity	155,599,113	171,702,342	(9%)
Non-controlling Interest and Perpetual Instruments	14,487,781	16,601,467	(13%)
Stockholders' Equity Attributable to Controlling Interest	141,111,332	155,100,874	(9%)

2012 Fourth Quarter Results Page 10

OPERATING RESULTS

Operating Summary per Country

In thousands of U.S. dollars

	January - December				Fourth Quarter			
NET SALES	2012	2011	% Var.	like-to-like % Var. *	2012	2011	% Var.	like-to-like % Var. *
Mexico	3,377,353	3,474,439	(3%)	2%	831,933	818,010	2%	(3%)
U.S.A.	3,061,704	2,616,257	17%	14%	756,327	682,145	11%	11%
Northern Europe	4,100,169	4,728,139	(13%)	(8%)	1,014,440	1,099,495	(8%)	(7%)
Mediterranean	1,456,844	1,719,375	(15%)	(10%)	353,703	384,311	(8%)	(6%)
South, Central America and the Caribbean	2,093,419	1,747,105	20%	20%	519,533	448,595	16%	14%
Asia	541,926	505,486	7%	6%	139,306	124,212	12%	8%
Others and intercompany eliminations	*352,338*	*424,531*	*(17%)*	*(17%)*	*94,048*	*151,868*	*(38%)*	*(38%)*
TOTAL	14,983,754	15,215,332	(2%)	1%	3,709,291	3,708,636	0%	(1%)

GROSS PROFIT								
Mexico	1,694,993	1,714,493	(1%)	4%	438,133	439,705	(0%)	(5%)
U.S.A.	256,113	(11,825)	N/A	802%	81,400	10,791	654%	654%
Northern Europe	1,031,572	1,171,363	(12%)	(7%)	272,539	287,517	(5%)	(5%)
Mediterranean	479,572	586,771	(18%)	(14%)	109,638	127,683	(14%)	(12%)
South, Central America and the Caribbean	972,118	698,559	39%	38%	234,400	195,132	20%	17%
Asia	137,100	130,133	5%	4%	39,267	29,859	32%	25%
Others and intercompany eliminations	*(136,097)*	*15,051*	*N/A*	*N/A*	*(40,539)*	*(71,214)*	*43%*	*43%*
TOTAL	4,435,372	4,304,546	3%	6%	1,134,839	1,019,472	11%	9%

OPERATING EARNINGS BEFORE OTHER EXPENSES, NET								
Mexico	1,010,274	1,017,868	(1%)	5%	248,834	267,225	(7%)	(12%)
U.S.A.	(441,571)	(635,519)	31%	33%	(94,208)	(148,630)	37%	37%
Northern Europe	153,394	112,105	37%	45%	14,351	7,606	89%	92%
Mediterranean	258,428	317,049	(18%)	(15%)	52,338	64,083	(18%)	(16%)
South, Central America and the Caribbean	617,632	393,655	57%	56%	136,319	94,842	44%	39%
Asia	69,659	52,280	33%	32%	20,785	10,959	90%	83%
Others and intercompany eliminations	*(359,851)*	*(290,725)*	*(24%)*	*(33%)*	*(93,008)*	*(69,403)*	*(34%)*	*(31%)*
TOTAL	1,307,966	966,712	35%	43%	285,412	226,681	26%	19%

2012 Fourth Quarter Results Page 11

OPERATING RESULTS

Operating Summary per Country

EBITDA in thousands of U.S. dollars. EBITDA margin as a percentage of net sales.

	January - December				Fourth Quarter			
OPERATING EBITDA	2012	2011	% Var.	like-to-like % Var. *	2012	2011	% Var.	like-to-like % Var. *
Mexico	1,207,552	1,207,416	0%	5%	297,335	309,030	(4%)	(9%)
U.S.A.	42,753	(89,310)	N/A	N/A	12,989	(15,526)	N/A	N/A
Northern Europe	404,322	413,222	(2%)	4%	80,033	81,291	(2%)	(0%)
Mediterranean	374,937	438,159	(14%)	(10%)	82,350	93,549	(12%)	(9%)
South, Central America and the Caribbean	702,682	492,124	43%	42%	158,823	116,199	37%	32%
Asia	98,530	81,363	21%	20%	28,477	18,338	55%	49%
Others and intercompany eliminations	*(216,030)*	*(171,208)*	*(26%)*	*(43%)*	*(49,190)*	*(63,338)*	*22%*	*26%*
TOTAL	2,614,746	2,371,766	10%	14%	610,817	539,543	13%	10%

OPERATING EBITDA MARGIN	January - December 2012	January - December 2011	Fourth Quarter 2012	Fourth Quarter 2011
Mexico	35.8%	34.8%	35.7%	37.8%
U.S.A.	1.4%	(3.4%)	1.7%	(2.3%)
Northern Europe	9.9%	8.7%	7.9%	7.4%
Mediterranean	25.7%	25.5%	23.3%	24.3%
South, Central America and the Caribbean	33.6%	28.2%	30.6%	25.9%
Asia	18.2%	16.1%	20.4%	14.8%
TOTAL	17.5%	15.6%	16.5%	14.5%

2012 Fourth Quarter Results Page 12

OPERATING RESULTS

Volume Summary

Consolidated volume summary

Cement and aggregates: Thousands of metric tons.

Ready-mix: Thousands of cubic meters.

	January - December			Fourth Quarter		
	2012	2011	% Var.	2012	2011	% Var.
Consolidated cement volume [1]	65,841	66,812	(1%)	15,764	16,328	(3%)
Consolidated ready-mix volume [2]	54,931	54,940	(0%)	13,732	13,991	(2%)
Consolidated aggregates volume [2]	159,385	159,987	(0%)	40,511	39,008	4%

Per-country volume summary

	January - December	Fourth Quarter	Fourth Quarter 2012 Vs.
DOMESTIC GRAY CEMENT VOLUME	2012 Vs. 2011	2012 Vs. 2011	Third Quarter 2012
Mexico	(1%)	(4%)	(9%)
U.S.A.	14%	9%	(9%)
Northern Europe	(13%)	(13%)	(20%)
Mediterranean	(19%)	(14%)	(0%)
South, Central America and the Caribbean	6%	6%	0%
Asia	12%	8%	0%
READY-MIX VOLUME			
Mexico	(2%)	3%	(1%)
U.S.A.	20%	10%	(7%)
Northern Europe	(8%)	(7%)	(12%)
Mediterranean	(9%)	(1%)	8%
South, Central America and the Caribbean	5%	2%	(6%)
Asia	(18%)	(16%)	7%
AGGREGATES VOLUME			
Mexico	2%	12%	1%
U.S.A.	13%	20%	(8%)
Northern Europe	(6%)	(3%)	(12%)
Mediterranean	(15%)	(10%)	(4%)
South, Central America and the Caribbean	6%	2%	(8%)
Asia	(54%)	(53%)	26%

[1] Consolidated cement volume includes domestic and export volume of gray cement, white cement, special cement, mortar and clinker.

[2] The 2011 consolidated volumes do not include the Ready Mix USA's volumes from April 1, 2011 to July 31, 2011 due to the IFRS migration which changed Ready Mix consolidation date from August 1, 2011 to March 31, 2011.

2012 Fourth Quarter Results Page 13

OPERATING RESULTS

Price Summary

Variation in U.S. Dollars

DOMESTIC GRAY CEMENT PRICE	January - December 2012 Vs. 2011	Fourth Quarter 2012 Vs. 2011	Fourth Quarter 2012 Vs. Third Quarter 2012
Mexico	(3%)	8%	3%
U.S.A.	1%	3%	1%
Northern Europe (*)	(5%)	1%	4%
Mediterranean (*)	(6%)	(1%)	(1%)
South, Central America and the Caribbean (*)	10%	8%	(0%)
Asia (*)	9%	19%	3%

READY-MIX PRICE			
Mexico	(1%)	7%	2%
U.S.A.	4%	6%	1%
Northern Europe (*)	(5%)	(1%)	5%
Mediterranean (*)	(3%)	1%	3%
South, Central America and the Caribbean (*)	16%	12%	0%
Asia (*)	0%	3%	3%

AGGREGATES PRICE			
Mexico	(3%)	9%	2%
U.S.A.	(0%)	(3%)	1%
Northern Europe (*)	(4%)	(0%)	5%
Mediterranean (*)	(4%)	4%	7%
South, Central America and the Caribbean (*)	13%	19%	1%
Asia (*)	(9%)	(4%)	7%

(*) Volume weighted-average price.

2012 Fourth Quarter Results Page 14

OPERATING RESULTS

Price Summary

Variation in Local Currency

DOMESTIC GRAY CEMENT PRICE	January - December 2012 Vs. 2011	Fourth Quarter 2012 Vs. 2011	Fourth Quarter 2012 Vs. Third Quarter 2012
Mexico	3%	2%	2%
U.S.A.	1%	3%	1%
Northern Europe (*)	2%	1%	0%
Mediterranean (*)	(1%)	2%	(2%)
South, Central America and the Caribbean (*)	10%	7%	(0%)
Asia (*)	8%	14%	2%

READY-MIX PRICE			
Mexico	5%	2%	1%
U.S.A.	4%	6%	1%
Northern Europe (*)	2%	2%	2%
Mediterranean (*)	4%	3%	(1%)
South, Central America and the Caribbean (*)	15%	9%	1%
Asia (*)	0%	1%	1%

AGGREGATES PRICE			
Mexico	3%	3%	1%
U.S.A.	(0%)	(3%)	1%
Northern Europe (*)	2%	2%	1%
Mediterranean (*)	4%	7%	2%
South, Central America and the Caribbean (*)	12%	15%	1%
Asia (*)	(8%)	(7%)	5%

(*) Volume weighted-average price.

2012 Fourth Quarter Results

Page 15

OTHER ACTIVITIES

CEMEX presents "Water Project" to standardize its operations' water management

On January 10, 2013, CEMEX announced that it has developed a methodology to standardize water measurement and management across all of the company's operations. Starting this year, this methodology will be rolled out to all of the businesses in the countries in which CEMEX operates in order to minimize the company's water footprint and increase its water efficiency. This "Water Project" is the result of a three-year partnership between CEMEX and the International Union for Conservation of Nature (IUCN) on the improvement and efficiency of water management in the cement, ready-mix concrete, and aggregates sectors of the building materials industry. The roll out of this methodology will start in 2013, and will focus initially on measuring the company's water footprint, and secondly on defining actions to increase its water efficiency and reduce its water usage. This three-year partnership has so far leveraged important findings from data collection to minimize CEMEX's water footprint and increase efficiency. The CEMEX-IUCN "Water Project" was presented to members of the European Commission in Brussels, Belgium, on December 12, 2012. During the one-day conference, CEMEX and IUCN shared lessons learned and ways forward towards improved sustainability of water resources.

CEMEX successfully completes financial plan for 2012

On December 17, 2012, CEMEX announced the completion of its financial plan for 2012, which included several transactions to refinance and/or prepay debt scheduled to mature through 2014, thereby increasing the company's financial flexibility and significantly reducing its refinancing risk. Under that year's financial plan, CEMEX reduced the amount of debt maturing through March 2015 to about U.S.$650 million, at currently prevailing foreign-exchange rates, of which approximately U.S.$600 million matures during the first quarter of 2014. In addition, the average life of debt increased to 5.6 years, from 3.8 years at the beginning of that year, with no significant change in yearly interest expense. The execution of the 2012 financial plan included various transactions, among others:

- Refinancing of close to U.S.$6.7 billion of debt under the Financing Agreement dated as of August 14, 2009, as amended (the "Financing Agreement"), into a new Facilities Agreement (the "New Facilities Agreement") with a final maturity in 2017 and U.S.$500 million of new senior secured notes due 2018. The New Facilities Agreement provides CEMEX with more flexible operating and financial covenants.
- Issuance of U.S.$940 million in new senior secured notes maturing in 2019 in exchange for approximately U.S.$452 million in perpetual debentures and U.S.$619 million in 2014 Eurobonds, resulting in a reduction of CEMEX's overall indebtedness of U.S.$131 million.
- Issuance of U.S.$1.5 billion of new senior secured notes due 2022 (the "2022 Notes").
- Initial share offering of a 26.65% minority position in CEMEX Latam Holdings, S.A.("CLH"), resulting in net proceeds of about U.S.$960 million.

Proceeds from the 2022 Notes and CLH's initial share offering were used to prepay debt under the New Facilities Agreement and the Financing Agreement. As a result of these prepayments, the spread over 3-month LIBOR on the New Facilities Agreement was reduced to 450 basis points, the same spread CEMEX had under the original Financing Agreement while, as a result of the refinancing of this agreement, the final maturity of this debt was extended by three years.

CEMEX announces pricing of the initial offering of its subsidiary, CEMEX Latam Holdings, S.A. and subsequently announces exercise of put option related to initial purchasers' stabilization activities

On November 6, 2012, CEMEX announced that CLH, a wholly-owned subsidiary of CEMEX España, S.A., priced its initial offering of 170,388,000 new common shares, at a price of 12,250 Colombian Pesos per common share. The common shares offered by CLH included (a) 148,164,000 new common shares offered in a public offering to investors in Colombia and in a concurrent private placement to eligible investors outside of Colombia, and (b) an additional 22,224,000 new common shares offered in such private placement that were subject to a put option granted to the initial purchasers of the private placement during the 30-day period following closing of the offering. CLH's assets included substantially all of CEMEX's cement and ready-mix assets in Colombia, Panama, Costa Rica, Brazil, Guatemala, Nicaragua and El Salvador. CLH expected to use the net proceeds to repay indebtedness owed to CEMEX, who, in turn, expected to apply its net proceeds to general corporate purposes, including the repayment of existing indebtedness.

On December 12, 2012, CEMEX announced that, in connection with the initial offering of 170,388,000 common shares of its subsidiary, CLH, completed on November 15, 2012, the initial purchasers notified CLH that they intend to exercise the put option they were granted. As a result, CLH repurchased 22,224,000 of its common shares from the initial purchasers at a price of U.S.$6.75 per common share, the U.S. Dollar equivalent of the initial offering price of 12,250 Colombian Pesos per common share. These shares represented approximately 13% of all shares sold in the initial share offering and 100% of the shares subject to the put option. CLH used cash proceeds from the initial share offering to repurchase the common shares from the initial purchasers and will hold the repurchased shares in treasury. After giving effect to the exercise of the put option, CEMEX España, S.A., owned approximately 73.35% of CLH's outstanding common shares, excluding shares held in treasury.

CLH's common shares are listed on the Colombian Stock Exchange (Bolsa de Valores de Colombia S.A.) under the ticker CLH.

CEMEX to provide industry-leading expertise for projects to be developed by Clean Energy Fund

On October 30, 2012, CEMEX announced that it will participate in a Clean Energy Fund that is expected to raise approximately U.S.$300 million through a public offer of Certificados de Capital de Desarrollo (CKDs, or Capital Development Certificates) in the Bolsa Mexicana de Valores (Mexican stock exchange) which proceeds will be invested in a series of clean energy projects in Mexico. CEMEX will provide its industry-leading technical expertise in clean energy generation to all of the fund's projects. CEMEX's participation in the Clean Energy Fund will be limited to the management and advisory activities under the guidance of a technical committee and the certificate holders meeting of the projects authorized by the fund, not exercising control, and limiting its participation to a minority equity stake not exceeding 10% in the sponsored projects. Therefore, neither the fund nor the sponsored projects will be consolidated into the CEMEX balance sheet. CEMEX will offer its experience in energy projects, from initial planning to development and ongoing operation. As part of its responsibilities, CEMEX will provide a team of professionals with experience in energy related projects, an extensive network of contacts, assistance in negotiating and closing these type of transactions, proficiency in optimizing capital structures, and knowledge of the different stages of a project's life cycle

2012 Fourth Quarter Results Page 16

In applicable December in 2012, 2013, the established Federal Revenue  that the Law statutory (Ley Federal income de

Ingresos) tax rate 2015 and future years.

remained at 30% in 2013, then lowered it to 29% for 2014  and 28% for not been considered in the tax consolidation was approximately US$ As of December 31, 2012, the balance of tax loss carryforwards that have 625 million. taxes payable

As of December resulting from 31, 2012, these the changes estimated in the payment tax consolidation  schedule of dollars):

regime in Mexico were as follows (approximate amounts in millions  of US dollars):

Nationalization of CEMEX Venezuela business, On August assets 18, 2008,  and shares the Government of CEMEX

Venezuela of Venezuela and took expropriated control of its all  facilities. 17, 2008. CEMEX controlled and operated CEMEX Venezuela until August In October 2008, CEMEX submitted a request to the seeking International international Centre for arbitration Settlement claiming  of Investment that the nationalization

Disputes (“ICSID”), and Venezuela did not comply with the  terms of the treaty for the protection seizure of the facilities located in Venezuela and owned by CEMEX Netherlands and with of investments signed international law,  because

CEMEX had not receive by the Government of Venezuela and the  any compensation and no public purpose was proven. 2011, following negotiations with the Government of On November 30, Venezuela and its was affiliate Corporación

Socialista de Cemento, S. reached between CEMEX and the Government A., a settlement agreement of Venezuela that received closed on

December 13, 2011. compensation for the Under this settlement agreement, CEMEX expropriation of CEMEX Venezuela and a administrative services provided after the expropriation in the form of: (i) cash payment of US$240 million; and (ii) notes issued by Petróleos de Venezuela, maturity totaling S.A. (“PDVSA”),

approximately with US$ nominal 360 million. value and Additionally, interest income as part to of and all intercompany payments due from or to CEMEX Venezuela to and the settlement, claims among all parties and their affiliates  were released from accounts CEMEX payable were net cancelled, of approximately resulting in US$ the 154 cancellation million. Pursuant for CEMEX to this of to settlement agreement, CEMEX and the government of

Venezuela agreed withdraw the ICSID arbitration. As a result of  this settlement, CEMEX US$ cancelled 503 million the book and value recognized of its net a settlement assets in Venezuela gain in the of approximately statement of operations of estimated currency translation effects accrued  in equity. of approximately US$25 million, which includes the write off

Nationalization of CEMEX Venezuela business, On August assets 18, 2008,  and shares the Government of CEMEX

Venezuela of Venezuela and took expropriated control of its all  facilities. 17, 2008. CEMEX controlled and operated CEMEX Venezuela until August In October 2008, CEMEX submitted a request to the seeking International international Centre for arbitration Settlement claiming  of Investment that the nationalization Disputes

(“ICSID”), and Venezuela did not comply with the terms of  the treaty for the protection seizure of the facilities located in

Venezuela and owned by CEMEX Netherlands and with of investments signed international law, because CEMEX had  not receive by the Government of Venezuela and the any compensation and  no public purpose was proven. 2011, following negotiations with the Government of On November 30, Venezuela and its was affiliate Corporación

Socialista de Cemento, S. reached between CEMEX and the Government A., a settlement agreement of Venezuela that received closed on

December 13, 2011. compensation for the Under this settlement agreement, CEMEX expropriation of CEMEX Venezuela and a administrative services provided after the expropriation in the form of: (i) cash payment of US$240 million; and (ii) notes issued by Petróleos de Venezuela, maturity totaling S.A. (“PDVSA”),

approximately with US$ nominal 360 million. value and Additionally, interest income as part to of and all intercompany payments due from or to CEMEX Venezuela to and the settlement, claims among all parties and their  affiliates were released from accounts CEMEX payable were net cancelled, of approximately resulting in US$ the 154 cancellation million. Pursuant for CEMEX to this of to settlement agreement, CEMEX and the government of

Venezuela agreed withdraw the ICSID arbitration. As a result of  this settlement, CEMEX US$ cancelled 503 million the book and value recognized of its net a settlement assets in Venezuela gain in the of approximately statement of operations of estimated currency translation effects accrued  in equity. of approximately US$25 million, which includes the write off of estimated currency translation effects accrued in equity.

OTHER INFORMATION

c) Others requirements As of December that 31, differ 2011, from in order MFRS, to there comply  are certain with IFRS reclassifications presentation between follows: a)line Approximately items in  the US$ balance 210 million sheet, of the extraction most significant rights and are rights as to for using rented quarries were reclassified from fixed assets under MFRS intangible assets under IFRS;  and b) Approximately US$82 million of IFRS. deferred financing costs under MFRS were reclassified to debt under d) Storage costs

According to IAS 2 under IFRS, storage costs that are incurred  during the production process should be excluded from the cost of inventories and recognized within inventories. are required to be expensed as incurred. As of December 31, 2011, this adjustment Under MFRS, storage costs were represented million. The a corresponding reduction in inventory effects during under the IFRS twelve month of approximately and US$ the 1 three month decreases in cost of sales against inventories. periods ended December 31, 2011 represented immaterial e) Property, machinery and equipment reserves, As of

December certain buildings 31, 2011, and resulting major machinery from the and valuation equipment of  mineral located in several countries at fair value as deemed cost upon transition  to IFRS, this line item decreased approximately

US$102 million under IFRS as compared to the carrying amount that  such assets had under MFRS. statements

Under MFRS, by in inflation, order to several restate CEMEX’s  certain operations components were of considered the financial as operating accumulated inflation rate over the last three  years exceeded 26%. in highly inflationary environments considering that Upon the threshold transition to IFRS as of January 1, 2010 and as of

December 31, 2011, the to consider whether an economy is  hyperinflationary is approaching, or exceeds 100% was not reached in any country in which presented when the accumulated  inflation rate over the last three years CEMEX elimination operates. under IFRS Consequently, of inflation as restatement of December effects 31, of 2011, property, the machinery resulted in and a net equipment decrease and in this intangible line  item assets for recognized approximately under US$ MFRS 551 million. depreciable For the twelve month amounts of period property, ended machinery December and 31, equipment 2011, the under different IFRS resulting from increases in the depreciation expense under IFRS for  approximately from the reconciling adjustments described above, resulted US$57 million, as compared to the amounts  recognized under MFRS.

f) Intangible assets transition Resulting from the identification and  separation as intangible assets upon to IFRS of certain extraction permits in the cement and ready mix twelve month sectors that and were the recognized three month within periods goodwill ended under December MFRS, 31, for 2011, the the decreased amortization by approximately expense associated US$with 24 million extraction and permits  US$8 under million, IFRS respectively, as compared to the amounts recognized under MFRS.

g) Deferred financing costs with CEMEX’s Financing Agreement for  approximately US$ Upon transition to IFRS, deferred financing costs under MFRS 514 million did associated and not meet all the requirements for capitalization and deferral under IAS 39 were  immediately recognized upon transition against retained earnings, decreasing CEMEX’s deferred charges under IFRS. with this adjustment, for the twelve month and the three month periods In connection ended under IFRS December recognized 31, 2011, in the the statements amortization of operations deferred financing decreased costs for compared to the  amounts recognized under MFRS. approximately US$160 million and US$35 million, respectively, as compared to the amounts recognized under MFRS.

h) Amortized cost of debt under the Financing Agreement

As cost of of December a portion 31, of the 2011, debt  resulting included from in CEMEX’s differences Financing in the

Agreement amortized approximately upon transition US$ to 5 IFRS, million. the For balance the twelve month of debt under and IFRS the decreased three month for periods (interest ended expense) December associated 31, 2011, with changes the accretion in its expense amortized of this cost debt was approximately

US$3 million and US$1 million, respectively. i) Pensions and  postretirement benefits

Upon transition to IFRS, CEMEX elected to reset to zero all  cumulative net actuarial losses pending for amortization under MFRS against retained the earnings. employee As of December benefits’ liability 31, 2011, increased in connection for approximately with this adjustment,

US$525 million as compared to the amount recognized under MFRS.  under Under MFRS, IFRS, termination such termination benefits benefits are were expensed accrued as incurred,  based on actuarial whereas calculations provision under of the MFRS estimated was cancelled obligation. against Upon retained transition earnings. to IFRS, As the a benefits liability under IFRS decreased for approximately US$ result of this adjustment, as of December 31, 2011, the 32 million. employee j) Asset retirement obligations (decommissioning costs)

Upon transition to IFRS, there were certain differences between  CEMEX’s liabilities for asset retirement obligations under MFRS and those determined under IFRS against under IFRS, the  related which assets. resulted As in of an December increase in 31, the 2011 liability as a result under IFRS increased by approximately US$ of this adjustment, the liabilities for 36 million. asset retirement obligations k) Deferred income taxes changes in the deferred tax assets and liabilities under IFRS as compared The different amounts of assets and liabilities under IFRS  generate to the those net deferred previously tax recognized asset under under IFRS MFRS. (deferred As tax of December assets less 31, deferred 2011, tax to the net deferred tax asset previously recorded under

MFRS. liabilities) increased for approximately US$176 million, as compared l) Uncertain tax positions recognized Under MFRS,

the income tax effects from an uncertain tax position were  following a cumulative probability model; meanwhile, under value approach or a single best estimate of the most likely  outcome only IFRS, the tax effects of a position are measured using either an expected as of the reporting date. if it is “more likely than not” to be sustained based on its technical merits In making this assessment, CEMEX has assumed that knowledge of all relevant information. the tax authorities will examine Each position has been considered each position and have full The on its own, regardless of its relation to any other broader tax settlement. more likely than not threshold represents a positive assertion by position. management If a tax that position CEMEX is is entitled not considered to the economic more likely than not benefits of to a tax be sustained, December 31, no 2011, benefits resulting of the from position the difference are to be in recognized. the measurement As of and recognition of the effects related to uncertain tax positions between MFRS and IFRS, the provision for uncertain tax positions recorded under IFRS amounts  increased recorded for under approximately MFRS. For US$ the 579 twelve month million as compared and the to three the the uncertain tax positions under IFRS resulted in increase in the income month periods ended December 31, 2011, the income tax effects from tax respectively, as compared to the  amounts recorded under MFRS. expense for approximately US$197 million and US$69million respectively, as compared to the amounts recorded under MFRS.

2012 Fourth Quarter Results Page 19

OTHER INFORMATION

Most significant reconciliation items from MFRS to IFRS in 2011

Considering following tables present the reconciliation from MFRS to IFRS of the main the disclosure  requirements of

IFRS 1 and IAS 34, the the statements of operations for the  twelve month and the three month accounts of the consolidated balance sheet as of December 31, 2011 and periods ended December 31, 2011.

Reconciliation period ended December 31, 2011 of statements of  operations for the twelve month period ended December 31, 2011

Millions of US Reconciling

dollars notes MFRS Adjustment IFRS

Net sales (m) 15,139 76 15,215

Cost of sales (d, e, f, m) (10,823) (88) (10,911)

Gross profit 4,316 (12) 4,304

Operating expenses (e, f, m) (3,356) 18 (3,338)

Operating earnings

before other 960 6 966

expenses, net

Other expenses, net (e, m) (340) (97) (437)

Operating earnings 620 (91) 529

Comprehensive

financing cost, net (b, g, m) (1,859) 349 (1,510)

Equity in loss of

associates (m) (33) 8 (25)

Loss before income

taxes (1,272) 266 (1,006)

Income tax (k, l, m) (264) (714) (978)

Consolidated net

loss (1,536) (448) (1,984)

Non controlling

interest net income

(loss) (3) 5 2

Controlling interest

net loss (1,533) (453) (1,986)

Reconciliation of statements of operations for the three month period ended December 31, 2011

Millions of US Reconciling MFRS Adjustment IFRS

dollars notes

Net sales 3,706 3 3,709

Cost of sales (d, e, f) (2,687) (2) (2,689)

Gross profit 1,019 1 1,020

SG&A expenses (e, f) (795) 2 (793)

Operating earnings

before other 224 3 227

expenses, net

Other expenses, net (e) 13 (162) (149)

Operating earnings 237 (159) 78

Comprehensive

financing cost, net (b, g) (319) (44) (363)

Equity in loss of

associates 6 (1) 5

Loss before income

taxes (76) (204) (280)

Income tax (k, l) (71) (410) (481)

Consolidated net

loss (147) (614) (761)

Non controlling

interest net Income (1) 1

Controlling interest

net loss (146) (615) (761)

Balance sheet reconciliation as of December 31, 2011

Millions of US Reconciling MFRS Adjustment IFRS

dollars notes

Total Assets 39,276 (476) 38,800

Cash and

Investments 1,155 1,155

Trade receivables

less allowance for

doubtful accounts (a) 965 912 1,877

Other accounts

receivables and

other current assets (a, b, c) 846 (186) 660

Inventories, net (d, e) 1,256 8 1,265

Property, machinery

and equipment (c, e) 17,605 (863) 16,741

Other non current

assets (c, f, g, k,) 17,449 (347) 17,102

Total Liabilities 24,396 2,105 26,501

Current Liabilities (a, c, i, j) 4,059 563 4,623

Long term

liabilities (b, c, h) 16,756 (2,157) 14,599

(a, b, c, i, j,

Other liabilities k, l) 3,580 3,699 7,279

Total stockholders’

equity 14,881 (2581) 12,300

Total liabilities and

stockholders´

equity 39,276 (476) 38,800

Notes to the reconciliations from MFRS to IFRS a) Derecognition of  financial assets and liabilities financial CEMEX has institutions securitization under programs which, in in several  accordance countries with with MFRS various and considering receivables that sold CEMEX and that surrenders there is  control no guarantee associated or with obligation the trade to reacquire balance sheet the assets, at the the  moment accounts of the receivable sale, except were removed for the unfunded from the IAS amounts that were reclassified to  other short term accounts receivable. 39 under IFRS does not permit many securitizations to qualify for retain derecognition due to some ongoing involvement that causes entities to some of the risks and rewards related  to the transferred assets. CEMEX´s Hence, under securitization IFRS, except programs for non recourse of trade accounts factoring receivable transactions, under IFRS recognized did not against qualify a corresponding for derecognition, liability. and As the of December funded amount 31, 2011 is there million. was a net increase in short term assets of approximately US$684 b) Fair value of derivative financial instruments instruments IAS 39 under should

IFRS requires reflect the that credit the fair risk value of  the of derivative counterparties, financial in comparison of

December 31, 2011, the effect of including the credit risk to  CEMEX´s with MFRS that does not provide any related guidance. As derivative million in the financial net liability  instruments under IFRS. represented The corresponding a net increase effect of for US$ the 21 represented twelve month an and approximately the three month loss periods of US$ended 29 million December and a 31, loss 2011 of US$7million, respectively. options Under

IFRS, embedded due to the in CEMEX’s functional convertible  currency of notes the are issuer, recognized the conversion at fair value represented through the the equity statements  components of operations. of such Under notes MFRS, and these were options not subsequently the three month periods ended December 31, 2011, changes in fair value valued after initial recognition. For the twelve month and under risk, of IFRS approximately of the aforementioned US$376 million options and resulted a loss, net in gain, of credit net of risk, credit of US$41 million,  respectively.

2012 Fourth Quarter Results Page 18

OTHER INFORMATION

m) Ready Mix Consolidation date Considering of Ready certain Mix USA, potential LLC was voting March  rights,

31, 2011, under whereas IFRS, the under acquisition MFRS, CEMEX  assumed effective control. CEMEX acquired Ready Mix USA, As a result of this difference, CEMEX’s LLC on August 1, 2011 date in which statement December 31, 2011, include results of operations of Ready  Mix USA, LLC of operations under IFRS for the twelve month period ended for the same period.

2012 Fourth Quarter Results Page 20

DEFINITIONS OF TERMS AND DISCLOSURES

Methodology for translation, consolidation, and presentation of results

Under IFRS, beginning January 1, 2008, CEMEX translates the financial statements of foreign subsidiaries using exchange rates at the reporting date for the balance sheet and the exchange rates at the end of each month for the income statement. CEMEX reports its consolidated results in Mexican pesos.

For the reader's convenience, beginning June 30, 2008, US dollar amounts for the consolidated entity are calculated by converting the nominal Mexican peso amounts at the end of each quarter using the average MXN/US$ exchange rate for each quarter. The exchange rates used to convert results for the fourth quarter of 2012 and the fourth quarter of 2011 are 12.97 and 13.64 Mexican pesos per US dollar, respectively.

Per-country/region figures are presented in US dollars for the reader's convenience. Figures presented in US dollars for Mexico, as of December 31, 2012, and December 31, 2011, can be converted into their original local currency amount by multiplying the US-dollar figure by the corresponding average exchange rates for 2012 and 2011, provided below.

Breakdown of regions

Northern Europe includes operations in Austria, the Czech Republic, France, Germany, Hungary, Ireland, Latvia, Poland, and the United Kingdom, as well as trading operations in several Nordic countries.

The Mediterranean region includes operations in Croatia, Egypt, Israel, Spain, and the United Arab Emirates.

The South, Central America and the Caribbean region includes CEMEX's operations in Argentina, Bahamas, Brazil, Colombia, Costa Rica, the Dominican Republic, El Salvador, Guatemala, Haiti, Jamaica, Nicaragua, Panama, Peru, and Puerto Rico, as well as trading operations in the Caribbean region.

The Asia region includes operations in Bangladesh, China, Malaysia, the Philippines, Taiwan, and Thailand.

Definition of terms

Free cash flow equals operating EBITDA minus net interest expense, maintenance and strategic capital expenditures, change in working capital, taxes paid, and other cash items (net other expenses less proceeds from the disposal of obsolete and/or substantially depleted operating fixed assets that are no longer in operation and coupon payments on our perpetual notes).

Maintenance capital expenditures investments incurred for the purpose of ensuring the company's operational continuity. These include capital expenditures on projects required to replace obsolete assets or maintain current operational levels, and mandatory capital expenditures, which are projects required to comply with governmental regulations or company policies.

Net debt equals total debt (debt plus convertible bonds and financial leases) minus cash and cash equivalents.

Operating EBITDA equals operating earnings before other expenses, net, plus depreciation and operating amortization.

pp equals percentage points

Strategic capital expenditures investments incurred with the purpose of increasing the company's profitability. These include capital expenditures on projects designed to increase profitability by expanding capacity, and margin improvement capital expenditures, which are projects designed to increase profitability by reducing costs.

Working capital equals operating accounts receivable (including other current assets received as payment in kind) plus historical inventories minus operating payables.

Earnings per ADS

The number of average ADSs outstanding used for the calculation of earnings per ADS was 1,123.9 million for the fourth quarter of 2012; 1,117.0 million for year-to-date 2012; 1,110.8 million for the fourth quarter of 2011; and 1,108.5 million for year-to-date 2011.

According to the IAS 33 Earnings per share, the weighted-average number of common shares outstanding is determined considering the number of days during the accounting period in which the shares have been outstanding, including shares derived from corporate events that have modified the stockholder's equity structure during the period, such as increases in the number of shares by a public offering and the distribution of shares from stock dividends or recapitalizations of retained earnings and the potential diluted shares (Stock options, Restricted Stock Options and Mandatory Convertible Shares). The shares issued as a result of share dividends, recapitalizations and potential diluted shares are considered as issued at the beginning of the period.

Exchange rates	January - December		Fourth Quarter	
	2012	2011	2012	2011
	Average	Average	Average	Average
Mexican peso	13.15	12.48	12.97	13.64
Euro	0.775	0.7164	0.7665	0.7425
British pound	0.6281	0.623	0.6202	0.6348

Amounts provided in units of local currency per US dollar.

2012 Fourth Quarter Results Page 21